UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/20/2005

MCG Capital Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-33377

Delaware	54-1889518
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209
(Address of Principal Executive Offices, Including Zip Code)

(703) 247-7500
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

The information in Item 2.03 is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 20, 2005, MCG Capital Corporation (the "Company") amended its Senior Secured Credit Facility with Bayerische Hypo-Und Vereinsbank, AG, New York Branch ("Hypo Bank"). Pursuant to this amendment, the credit facility is no longer secured by the Company's assets and the facility is committed up to $50.0 million on a revolving basis. In addition, this Revolving Unsecured Credit Facility allows for additional lenders with Hypo Bank acting as agent. Advances under this credit facility bear interest at LIBOR plus 2.00% or the prime rate plus 0.50%, and there is a commitment fee of 0.25% per year on undrawn amounts.

The credit facility contains customary terms and conditions, including, without limitation, affirmative and negative covenants such as information reporting, minimum stockholders' equity, minimum asset coverage ratio and minimum cash net investment income. The credit facility also contains customary events of default with customary cure and notice, including, without limitation, nonpayment, misrepresentation in a material respect, breach of covenant, cross-default to other indebtedness, bankruptcy, change of control, change of management and material adverse change. The credit facility is scheduled to mature on September 19, 2006 and is subject to annual renewal at the discretion of the agent. As of September 21, 2005, the Company has $35.0 million outstanding under the credit facility.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1: Amended and Restated Revolving Credit Agreement dated as of September 20, 2005 among MCG Capital Corporation, Bayerische Hypo-Und Vereinsbank, AG, New York Branch and Various Lenders.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

MCG Capital Corporation

Date: September 21, 2005.	By:	/s/ Michael R. McDonnell
Michael R. McDonnell
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Amended and Restated Revolving Credit Agreement dated as of September 20, 2005 among MCG Capital Corporation, Bayerische Hypo-Und Vereinsbank, AG, New York Branch and Various Lenders.